August 28, 2023

PIONEER DIVERSIFIED HIGH INCOME FUND, INC.

DEAR FELLOW STOCKHOLDER:

As an investor in the Pioneer Diversified High Income Fund, Inc. (“Fund”), we have sent you proxy communications in connection with electing the Fund’s nominees to the Board of Directors at the Annual Meeting of Stockholders scheduled to be held on September 12, 2023.

I am pleased to report that your fellow stockholders have responded and are showing support for your Fund’s nominees. However, your shares remain unvoted. Please join your fellow investors by supporting the election of your highly qualified and experienced nominees. Please take a few moments to sign, date and mail the enclosed card in the prepaid envelope or follow the instructions below to vote by telephone or internet.

Vote by Phone by calling 1-833-406-5626 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.

Vote by Internet by visiting the internet address on the enclosed card and following the instructions.

Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

Our proxy solicitor, Morrow Sodali Fund Solutions (“MSFS”), may call you to answer any questions you may have regarding the proxy and to assist you in voting. You can call MSFS at 1-833-406-5626 during normal business hours, Monday – Friday, 10:00a.m. – 11:00p.m., Eastern if you have any questions regarding the proxy.

Thank you in advance for your vote,

LISA M. JONES

PRESIDENT AND CHIEF EXECUTIVE OFFICER

PIONEER FUNDS

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